Exhibit 99.02
News Release

CONTACT:
Nicole Kenyon	Helyn Corcos
Symantec Corp.	Symantec Corp.
650-527-5547	650-527-5523
Nicole_kenyon@symantec.com	hcorcos@symantec.com
Symantec Authorizes $1 Billion Share Repurchase Program
MOUNTAIN VIEW, Calif. — Oct. 28, 2009— Symantec Corp. (Nasdaq: SYMC) today announced that its Board of Directors has approved a $1 billion share repurchase program.
“This action reflects the confidence we have in our cash flow generation and our ongoing commitment to increase shareholder value,” said Enrique Salem, president and chief executive officer, Symantec.
This open-ended program is effective immediately. Repurchases will be made in accordance with applicable securities laws in the open market or in privately negotiated transactions. Depending on market conditions and other factors, these repurchases may be commenced or suspended from time to time without prior notice.
Symantec has approximately $57 million remaining under the current program. Since June 2007, when the previous share authorization was approved, Symantec has repurchased more than $1.9 billion of its shares.
About Symantec
Symantec is a global leader in providing security, storage and systems management solutions to help consumers and organizations secure and manage their information-driven world. Our software and services protect against more risks at more points, more completely and efficiently, enabling confidence wherever information is used or stored. More information is available at www.symantec.com.
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Symantec Authorizes Share Repurchase Program

FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements that are based on Symantec’s current expectations, including statements regarding Symantec’s plans and expectations with respect to its new share repurchase program, its confidence in the cash flow generation of its business and its ongoing commitment to increase shareholder value. Factors that could cause actual results to differ materially from those contained in such forward-looking statements include, but not limited to: future alternative uses for cash and general economic, business and marketing conditions. Additional information concerning these and other risk factors are contained in the Risk Factors sections of our Form 10-K for the year ended April 3, 2009. We assume no obligation, and do not intend, to update these forward-looking statements as a result of future events or developments.